Exhibit 23.a

                             CONSENT OF INDEPENDENT
                                   ACCOUNTANTS


      We consent to the incorporation by reference in the prospectus included in this Registration Statement of TriMas Corporation on Form S-3 of our report dated February 8, 1994, on our audits of the consolidated financial statements and financial statement schedules of TriMas Corporation and subsidiaries as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which report is included in the Annual Report on Form 10-K of TriMas Corporation for the fiscal year ended December 31, 1993. We also consent to the reference to our Firm under the caption "Experts" in such prospectus.




COOPERS & LYBRAND
May 26, 1994
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